Exhibit 10.1
EMPLOYMENT AGREEMENT
     This employment Agreement (the “Agreement”) is entered into as of April 25, 2006 between OXiGENE, Inc., a Delaware corporation (“OXiGENE”), and Peter Harris, MD (the “Executive”).
W I T N E S S E T H:
     WHEREAS, OXiGENE and Executive desire to enter into an employment agreement relating to the position of OXiGENE’s Chief Medical Officer, pursuant to which position Executive shall report to Fred Driscoll, OXiGENE’s President and Chief Executive Officer.
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, OXiGENE and Executive hereby agree as follows:
     1.    Employment
     1.1    Executive shall serve in the capacity of Chief Medical Officer, and shall have the duties, responsibilities and authority assigned to Executive by the Board of Directors of OXiGENE (“Board”) consistent with such position. Executive shall report directly to OXiGENE’s President and Chief Executive Officer. Once the Executive joins the Company, the Executive and OXiGENE’s CEO will determine whether Executive should be based in U.S. on a temporary basis (see Section 5.) or in U.K.
     1.2    Executive, so long as he is employed hereunder, (i) shall devote his full professional time and attention to the services required of him as an employee of OXiGENE, except as otherwise agreed and except as permitted in accordance with paid vacation time subject to OXiGENE’s existing vacation policy, and subject to OXiGENE’s existing policies pertaining to reasonable periods of absence due to sickness, personal injury or other disability, (ii) shall use his best efforts to promote the interests of OXiGENE, and (iii) shall discharge his responsibilities in a diligent and faithful manner, consistent with sound business practices.
     2.    Term
     The term of Executive’s employment under this Agreement shall commence as of June 14, 2006 and shall continue until terminated by either party in accordance with Section 6 hereof (the “Employment Term”).
     3.    Base Salary; Stock Options, Sign-on Bonus
     3.1    During the Employment Term, Executive shall receive an annual base salary in the amount of £159,000 (such amount as adjusted, from time to time, the “Base Salary”), payable monthly in (12) installments in accordance with OXiGENE’s payroll schedule from time to time in effect. Executive’s salary shall be reviewed annually by the Board. OXiGENE and Executive shall pay UK National Insurance contributions required under UK employment law.
     3.2    OXiGENE shall grant to Executive, subject to approval by the Compensation Committee of the Board, pursuant to the OXiGENE Inc. 2005 Stock Incentive Plan (the “Stock Plan”), an option to purchase 100,000 shares of common stock of OXiGENE, $.01 par value per share. Such option shall have an exercise price equal to the Fair Market Value (as defined in the Stock Plan) on the date of grant of such option, and shall vest in equal installments over four years. Thereafter, Executive will be a participant of the Stock Plan, and from time to time be eligible to receive an annual grant of options, which shall contain the customary terms and provisions of options granted generally to key executives under the Stock Plan.
     3.3    Executive shall be entitled to a 25% Annual Bonus based upon roles and objectives predetermined by, and at the discretion of, the Board.
     3.4    Provided the Executive begins employment after May 15, 2006 but prior to June 15, 2006 such, Executive will receive a sign-on bonus equal to the amount of $80,000, which will be transferred on your first day of employment in British pounds.
     4.    Benefits
     Executive shall be entitled to participate in or receive benefits under any employee benefit plan, arrangement or perquisite generally made available by OXiGENE during the Employment Term to its executives and key management employees. In particular, the costs of UK based private and permanent health insurance will be borne by the Company.
     5.    Business Expenses & Temporary Living Expenses
     Executive shall be entitled to receive an American Express Corporate Card for business related expenses and prompt reimbursement will be made for all reasonable and customary expenses incurred by him in performing services hereunder during the Employment term; provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by OXiGENE. Expenses will include professional medical registration fees applicable to the Exective. The Executive will also be entitled to reasonable temporary living accommodations and transportation, if he moves to the U.S. to fulfill his responsibilities.
     6.    Termination
     6.1    OXiGENE may terminate Executive’s employment by giving Executive one hundred twenty (120) days’ written notice, subject to all provisions of this Agreement. Notwithstanding the foregoing, OXiGENE may terminate Executive’s employment for Cause (as defined in section 6.7 thereof) without prior notice.

     6.2    (a) Executive may, upon giving OXiGENE thirty (30) days’ notice, terminate Executive’s employment hereunder. If executive terminates his employment following material breach of the Agreement by OXiGENE, which breach remains uncured thirty (30) days after written notice thereof is received by OXiGENE (a “Termination with Good Reason”), Executive shall be treated as if his employment was terminated by OXiGENE other than for Cause.
     (b)    The Executive may voluntarily resign from employment with the Company upon written notice to the Company specifying the effective date of such resignation, which effective date shall not be less than one hundred twenty (120) days from the date of such notice. Upon effective date of Executive’s resignation, the Company shall have no further obligations to perform duties as specified in Section 1 of this Agreement.
     6.3    If Executive’s employment is terminated by OXiGENE other than for Cause (as defined below) or in the event of a Termination with Good Reason, then OXiGENE shall provide to Executive as soon as practicable after the date of notice of Executive’s termination of employment:
(a)	a lump sum cash payment equal to nine (9) months of Executive’s then-current Base Salary; and
(b)	All stock options, stock appreciation rights, restricted stock, and other incentive compensation granted to the Executive by OXiGENE shall, to the extent vested, remain exercisable in accordance with the terms of the Stock Plan (or prior applicable plan) and the agreement entered pursuant thereto, and the Executive may exercise all such vested options and rights, and shall receive payments and distributions accordingly.
     6.4    If, following any Change in Control (as such term is defined in the Stock Plan) and prior to expiration of one (1) year from the date of such Change in Control, (1) Executive’s employment is terminated by OXiGENE (other than for Cause) or (2) in the event of a Termination with Good Reason, then
(a)	OXiGENE shall provide to the Executive:
a.	The Unpaid Salary, as soon as practicable after the Termination Date; plus
b.	An amount equal to twelve (12) months of Executive’s then current Base Salary; and
(b)	all stock options, stock appreciation rights, restricted stock, and other incentive compensation granted to the Executive by OXiGENE shall, to the extent vested, remain exercisable in accordance with the terms of the stock Plan (or prior applicable plan) and the agreement entered pursuant thereto, and the Executive may exercise all such vested options and rights, and shall receive payments and distributions accordingly.

     6.5    Except as otherwise set forth in this Section 6, all obligations of OXiGENE under this Agreement shall cease if, during the Employment Term, OXiGENE terminates Executive for Cause or the Executive resigns his employment other than in a Termination with Good Reason. Upon such termination, Executive shall be entitled to receive in a lump sum of cash payment as soon as practicable after the Termination Date an amount equal to the Unpaid Salary.
     6.6    The foregoing payments upon Executive’s termination shall constitute the exclusive payments due Executive upon termination from his employment with OXiGENE under the Agreement or otherwise, provided, however that except as stated above, such payments shall have no effect on any benefits which may be payable to Executive under any plan of OXiGENE which provides benefits after termination of employment.
     6.7    For the purposes of this Agreement, the term “Cause” shall mean any of the following:
     (a)    the (i) continued failure by Executive to perform his duties on behalf of OXiGENE’s if Executive fails to remedy that breach within ten (10) days of OXiGENE’s written notice to Executive of such breach; or (ii) material breach of any other provision of this Agreement by the executive, if the Executive fails to remedy that breach within ten (10) days of OXiGENE’s written notice to Executive of such breach; or
     (b)    any act of fraud, material misrepresentation or material omission, misappropriation, dishonesty, embezzlement or similar conduct against OXiGENE or any affiliate, or conviction of Executive for a felony or any crime involving moral turpitude.
     7.    No Solicitation; Confidentiality; Work for Hire
     7.1    For a period of one year after the Termination Date, neither the Executive nor any Executive-Controlled Person (as defined below) will, without the prior written consent of the Board, directly or indirectly solicit for employment, or make an unsolicited recommendation to any other person that it employ or solicit for employment any person who is or was, at any time during the nine (9) month period prior to the Termination date, an officer, executive or key employee of OXiGENE or any affiliate of OXiGENE. As used in this Agreement, the term “Executive-Controlled Person” shall mean any company, partnership, firm or other entity as to which Executive possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the forgoing, this provision shall not apply to the solicitation of individuals who have, for at least one (1) year prior to the Termination Date, not been employed by OXiGENE.

     7.2    (a) Executive acknowledges that, through his status as Chief Medical Officer of OXiGENE, he has, and will have, possession of important, confidential information and knowledge as to the business of OXiGENE and its affiliates, including, but not limited to, information and knowledge as to the business of OXiGENE and its affiliates, including, but not limited to, information related to drugs and compounds developed or under development by the Company, financial results and projections, future plans, the provisions of other important contracts entered into by OXiGENE and its affiliates, possible acquisitions and similar information proprietary to OXiGENE and its affiliates (collectively, “Confidential Information”). Executive agrees that he shall not, so long as the Company remains in existence, divulge, communicate, furnish or make accessible (whether orally or in writing or in books, articles or any other medium) to any individual, firm, partnership or corporation, any knowledge or information with respect to Confidential Information directly or indirectly useful in any aspect of the business of OXiGENE or any of its affiliates. As used in the preceding sentence, “Confidential Information” shall not include any knowledge of information that: (i) is or becomes available to others, other than as a result of breach by Executive of this Section 7.2; (ii) was available to Executive on a nonconfidential basis prior to its disclosure to executive through his status as an officer or employee of OXiGENE or any affiliate; (iii) becomes available to Executive on a nonconfidential basis from a third party (other than OXiGENE, any affiliate or any of its of their representatives) who is not bound by any confidentiality obligation to OXiGENE or any affiliate; (iv) was known by the Executive prior to his employment by OXiGENE as evidenced by Executive’s pre-existing written records; (v) was not maintained as confidential information by OXiGENE; (vi) is otherwise information known or available within OXiGENE’s industry; or (vii) is information that is legally compelled, by applicable law, to be disclosed by Executive, provided, however, that in such an event Executive shall give prompt notice to OXiGENE of such requirement so that OXiGENE may seek a protective order or other appropriate remedy.
               (b) All memoranda, notes, lists, records and other documents or papers (and all copies thereof), including such items stored in computer memories, on microfiche or by any other means, made or complied by or on behalf of Executive or made available to him relating to the business of OXiGENE or any of its affiliates are and shall be and remain OXiGENE’s property and shall be delivered to OXiGENE promptly upon the termination of Executive’s employment with OXiGENE or at any other time on request and such information shall be held confidential by Executive after the termination of his employment with OXiGENE.
     7.3    The Executive grants the Company and each affiliate of the Company, as appropriate, all rights in and to the contribution made by the Executive to any projects or matters on which the Executive worked prior to, or during the Employment Term. The Executive acknowledges that each such matter and the contribution made by the Executive thereto shall constitute a work made for hire within the meaning of the United States copyright law and other applicable laws. The Company reserves all rights with respect to information relating to the Company’s products, including, but not limited to, the right to apply for patents.

     7.4    The provisions contained in this Section 7 as to the time periods, scope of activities, persons or entities affected, and territories restricted shall be deemed divisible so that, if any provision contained in this Section 7 is determined to be invalid or unenforceable, such provisions shall be deemed modified so as to be valid and enforceable to the full extent lawfully permitted.
     7.5    Executive agrees that the provisions of this Section 7 are reasonable and necessary for the protection of OXiGENE and that they may not be adequately enforced by an action for damages and that, in the event of a breach thereof by Executive or any Executive-Controlled Person, OXiGENE shall be entitled to apply for and obtain injunctive relief in any court of competent jurisdiction to restrain the breach or threatened breach of such violation or otherwise to enforce specifically such provisions against such violation, without the necessity of the posting of any bond by OXiGENE. Executive further covenants under this Section 7, OXiGENE shall be entitled to an accounting and repayment of all profits, compensation, commissions, remuneration or other benefits that Executive directly or indirectly has realized and/or may realize as a result of, growing out of or in connection with any such violation. Such a remedy shall, however, be cumulative and not exclusive and shall be in addition to any injunctive relief or other legal equitable remedy to which OXiGENE is or may be entitled.
     8.    Taxes
     Any amounts payable to the Executive hereunder shall be paid to the Executive subject to all applicable taxes required to be withheld by OXiGENE pursuant to national and/or local law. The Executive shall be solely responsible for all taxes imposed on the Executive by reason of his receipt of any amounts of compensation or benefits payable hereunder.
     8A.    Indemnification
     OXiGENE shall indemnify the Executive for all claims, losses, expenses, costs, obligations, and liabilities of every nature whatsoever incurred by the Executive as a result of the Executive’s acts or omissions as an employee of OXiGENE, but excluding from such indemnification any claims, losses, expenses, costs, obligations, or liabilities incurred by the Executive as a result of the Executive’s bad faith, willful misconduct or gross negligence.
     8B.    Attorney’s Fees and Expenses
     OXiGENE and the Executive agree that in the event of litigation arising out of or relating to this Agreement, the prevailing party shall be entitled to reimbursement from the other party to the prevailing party’s reasonable attorney fees and expenses.
     9.    Amendments
     This Agreement may nor be altered, modified or amended except by a written instrument signed by each of the parties hereto.

     10.    Assignments
     Neither this Agreement nor any of the rights or obligations hereunder shall be assigned or delegated by any party hereto without the prior written consent of the other party; provided, however, that any payments and benefits owed to Executive under this Agreement shall insure to the benefit of his heirs and personal representatives.
     11.    Waiver
     Waiver by any party hereto of any breach or default by any other party of any of the terms of this Agreement shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived.
     12.    Severability
     In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.
     13.    Notices
     All notices and other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by registered mail, return receipt requested, postage prepaid, addressed as follows:
     If to Executive, to him as follows:
     Peter Harris
     99 Duchess Drive
     Newmarket, Suffolk CB8 8AL
     UK
     If to OXiGENE, to it as follows:
     OXiGENE, Inc.
     230 Third Avenue
     Waltham, MA 02451
     Attn: Fred Driscoll
     Or to such other address or such other person as Executive or OXiGENE shall designate in writing in accordance with this Section 13, except that notices regarding changes in notices shall be effective only upon receipt.
     14.    Headings

     Headings to Sections in this Agreement are for the convenience of the parties only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.
     15.    Governing Law
     This Agreement shall be governed by the laws of the Commonwealth of Massachusetts without reference to the principles of conflict of laws. Each of the parties hereto consents to the jurisdiction of the federal and state courts of the Commonwealth of Massachusetts in connection with any claim or controversy arising out of or connected with this Agreement, and said courts shall be the exclusive forum for the resolution of any such claim or controversy. Service of process in any such proceeding may be made upon each of the parties hereto at the address of such party as determined in accordance with Section 13 of this Agreement, subject to the applicable rules of the court in which such action is brought. At the time when a UK Company is organized, governing law will revert to the laws of England and the exclusive jurisdiction of the English courts.
     16.    All Other Agreement Suspended
     This Agreement contains the entire agreement between Executive and OXiGENE with respect to all matters relating to Executive’s employment with OXiGENE and, as of the date hereof, will supersede and replace any other agreements, written or oral, between the parties relating to the terms or conditions of Executive’s employment with OXiGENE, provided, however, that nothing in this Agreement shall amend or affect any options previously granted to executive pursuant to the Stock Plan.

     IN WITNESS WHEREOF, OXiGENE and Executive have caused this Agreement to be executed as of the date first above written.

/s/ Peter Harris
Peter Harris

OXiGENE, Inc.
By:	/s/ Frederick W. Driscoll
	Name:	Frederick W. Driscoll
	Title:	President & CEO